EXHIBIT 10.1

Corporate Sponsorship Agreement

Between American Diabetes Association and Freeze Tag, Inc.

This Agreement ("Agreement") is made effective March 22, 2018, by and between Freeze Tag Inc., a Delaware Corporation ("Company"), with its principal place of business located at 1720 Bray Central Drive, McKinney, TX 75069 and the American Diabetes Association, Inc. ("Association"), an Ohio not-for profit corporation, with its principal place of business located at 2451 Crystal Drive, Suite 900, Arlington, VA 22202. ADA and/or Company may be referred to as a “Party” or collectively as the “Parties.”

1.	Purpose: The purpose of this Agreement is to benefit the Association and advance its not-for-profit mission through a National Sponsorship of Get Fit Don’t Sit DayTM. Company desires to assist the Association to carry out its mission and agrees to provide the support described in this Agreement. Company understands that as a not-for-profit charitable organization Association cannot promote or endorse Company’s products or services, either explicitly or implicitly. The Association may require that a disclaimer stating that Company’s participation in this Agreement does not convey or imply the Association's approval, endorsement, certification, acceptance, or referral of any product or service of Company.

2.	Scope: The Association agrees to identify and acknowledge Company as a supporter of the organization and the diabetes cause, as permitted in connection with qualified sponsorship payments and royalties under Section 513(i) and Section 512 of the Internal Revenue Code and Treasury regulations thereunder (“Code”). Company agrees not to knowingly take any actions that would jeopardize the tax-exempt status of Association under section 501(c)(3) of the Code. Company agrees to inform its business partners about Association’s tax-exempt status. Company agrees to provide its services, as defined in Attachment A, in accordance with all applicable laws and in accordance with standards of decorum and taste so as not to adversely reflect upon the Association or its mission.

3.	Term: This Agreement shall commence on March 15, 2018 and will expire on March 14, 2020 unless terminated earlier pursuant to Section 13 of the Agreement (the “Term”).

4.	Intellectual Property: The Association is the sole and exclusive owner of its name and logos, with or without accompanying words, and has the legal right to enter into this Agreement. In addition, any materials provided by or developed by the Association remain the property of the Association. The Association’s names, logos, and various marks, are “the Association Marks”, as listed in Attachment B. The Association’s ownership of the Association Marks is or shall be secured through registration, or under common law, or both. Company’s use of the Association Marks does not create ownership rights in the Association Marks for Company. Company shall not, during the period of this Agreement, or any time thereafter, challenge Association’s exclusive ownership or registration of Association’s Marks, including any and all moral rights.

Company is the sole and exclusive owner of its name, logos, and marks (the “Company Marks”), which include, without limitation, the names, logos, and marks listed in Attachment B as Company Marks.

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5.	License: The Association grants Company a non-exclusive, limited, revocable and conditional license during the term to use the Association Marks, solely to identify Company as a supporter of the Association. Use by Company of the Association Marks is limited to the particular Association Marks as authorized by the Association, which may not be revised or altered in any way, without prior written consent, must be displayed in the same form and colors, and does not extend to any other marks of the Association. Use by Company of the Association Marks on and in conjunction with its product or brand is conditioned upon Company’s observance of the specifications for permissible uses of the Association Marks as stated herein and as may be given to Company, from time to time , in writing by the Association. Nothing shall prohibit the Association, during the period of this Agreement, from licensing the use of substantially similar marks for substantially similar uses in working with other companies or industries. Company may not permit any third party to use the Association Marks without the express prior written approval of the Association, which may be withheld for any reason. The Association Marks must be used in a professional manner and solely in connection with the activities authorized under this Agreement.

The Company grants the Association a non-exclusive, limited, revocable and conditional license during the term to use the Company Marks, solely to identify Company as a supporter of the Association. The Company Marks must be used solely in connection with the activities authorized under this Agreement.

6.	Use of Association Marks: The Association Marks shall not be placed adjacent to the mark of another organization concerned with diabetes, or those of a company that manufactures products or provides services related to diabetes, without the Association’s specific prior written consent, which may be withheld for any reason. The Association Marks may not be used for individual, personal or professional gain, or other private benefit, and Company shall not use the Association Marks in any manner that, in the Association’s sole discretion and judgment; diminishes their value or otherwise dilutes the Association Marks; discredits the Association or tarnishes its reputation and goodwill; is false, misleading or likely to cause confusion, mistake or deception; violates the rights of others; violates any federal, state or local law, regulation or other public policy; or mischaracterizes the relationship between the Parties, including but not limited to the fact that Company is a separate and distinct legal entity from, and is not an agent of, the Association. The use of Company Marks by Association shall be in furtherance of the sponsorship elements set forth in Attachment A.

7.	Quality: All products, materials, services or other items of Company with which the Association Marks are used shall be maintained throughout the period of this Agreement at or above their quality at the beginning of the term. Company shall provide to the Association on a quarterly basis two (2) samples of any items or materials that contain the Association Marks.

8.	Review: All uses of the Association Marks, including the specific placement of the Association Marks on Company’s product and all promotional materials and packaging, are subject to the Association’s prior written approval, which approval shall be in its sole discretion. Any reference to the Association in electronic or other publication or broadcast is subject to the Association’s respective prior written approval, which approval shall not be unreasonably withheld. Approval or disapproval shall be provided by the respective Party within five (5) business days of request. Failure to have materials and/or products featuring the Association Marks reviewed in advance of making then available in the marketplace may be considered breach of the Agreement and cause for immediate cancellation.

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9.	Infringement: Each Party shall take measures it deems necessary to assure that none of the material which is prepared, or which shall be prepared, pursuant to this Agreement, violates or infringes upon any trademark or copyright, or any other right of any person, company or other entity. Both Parties shall protect against infringement of the Association Marks. Each Party shall provide reasonable assistance to the other party in protecting the Association Marks upon request. Each Party shall notify the other party immediately if it learns of any infringement of the Association Marks or Company.

10.	Mark. The Party owning the infringed mark shall have sole discretion to determine whether to pursue such infringement.

11.	Indemnification: Each Party agrees to defend, indemnify and hold harmless the other Party, its officers, directors, employees, volunteers, subcontractors and agents, from any and all claims, losses, damages, liabilities, judgments, or settlements, including reasonable attorneys' fees, costs and other expenses incurred on account of the their respective negligent acts or omissions, and those of their directors, employees, agents, contractors and sub- contractors, in connection with this Agreement.

12.	Notification: Except as may be limited by applicable law, each of the Parties hereto shall promptly notify the other of, and reasonably cooperate in responding to or defending any inquiry, investigation, claim, suit or other cause of action instituted, asserted or threatened against either Party hereto or any of their respective Affiliates, shareholders, directors, officers, agents, independent contractors or employees and arising out of or relating to either Party’s obligations under this Agreement or any other matter contemplated hereby.

13.	Insurance: During the term of this Agreement, and before any sponsorship or promotional activities are conducted under this Agreement, Company shall obtain and maintain at its expense, Commercial General Liability Insurance coverage with an insurance carrier with a Best’s rating of A+. The insurance shall be in an amount of: $2,000,000 per occurrence and $2,000,000 aggregate with a $2,000,000 aggregate for products and completed operations. The Association must be a named additional insured, and shall be provided at least 30 days’ notice for cancellation of policy and 10 days’ notice for non-payment of premium. Such insurance shall be primary and non-contributory.

14.	Termination: Before expiration of the Term, either Party may terminate this Agreement upon: (i) any material breach of the Agreement by the other Party, if such breach is not remedied to the reasonable satisfaction of the non-breaching Party within ten (10) business days after written notice; (ii) ten (10) business days written notice to the other Party whenever the notifying Party in its sole discretion determines that the continuation of the Agreement will damage its reputation or good will; or (iii) written notice in the event one Party (a) becomes or is declared insolvent or bankrupt or is subject to the appointment of a trustee or receiver or any equivalent thereof, (b) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) days, (c) makes an assignment for the benefit of creditors, or (d) is subject to any sale, lease or other transfer of all or substantially all of its assets to any entity; or (e) is subject to a change of control (whether by merger, stock transfer or otherwise), except in the case of an initial public offering.

15.	Effect of Termination or Expiration: Upon termination or expiration, no further use may be made of the Association Marks, or other proprietary property or materials provided, developed or intended for use in connection with the Sponsorship, without prior written authorization, other than as set out in this section. All other originals and copies of the Association Marks (whether in printed, electronic, recorded, and/or other tangible form) shall be discarded or destroyed within five (5) business days. The obligations under sections 8, 9, 10, and 11 and 19 and this section 14 shall survive the termination or expiration of this Agreement.

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16.	Force Majeure: Neither Party shall be in breach of this Agreement if Program or Event activities are cancelled as a result of forces beyond the Party’s reasonable control, such as unusually severe weather, fire, explosion, civil disturbance, terrorism or act of God. Whenever possible, any schedule for performance stated above shall be extended as necessary to overcome the effects of such force majeure, or the company promotion shall be transferred to another Association program or event.

17.	Liability: Company and Association agree that each is responsible for its own business activities and for its action or inaction relating to the specific Program or Event activities under this Agreement. Company shall be responsible for securing any necessary release forms from participants in any Company activity not held at the Association’s Program or Event activity.

18.	Non-Assignment: This Agreement shall be between the Parties only, and does not grant rights to any other party. This Agreement may not be assigned by either Party without the prior written consent of the other Party. Any amendment of this Agreement must be in writing signed by authorized representatives of each of the Parties.

19.	Confidentiality. The provisions of this Agreement shall be maintained by the Parties as confidential during the Term and thereafter. In addition, any and all aspects of Company’s business, including without limitation all non-public information or trade secrets directly or indirectly related thereto, that Association becomes exposed to during the Term, and extensions or renewals, of this Agreement shall be maintained as confidential, and shall not be further disclosed by Association, or used by Association for any purpose other than performing hereunder during the Term or thereafter. Company shall at all times retain full ownership in and to all information respecting its business, and shall be the sole and exclusive owner of all materials created by or for the Company hereunder, with the exception of the Association Marks.

20.	Independence. Nothing in this Agreement shall create a partnership, joint venture or establish the relationship of principal and agent or any other relationship of a similar nature between the Parties. The Parties to this Agreement shall be considered independent contractors and neither Party is granted the right or authority to assume or create any obligation on behalf of or in the name of the other.

21.	Survival. Any and all warranties, provisions, rights and obligations of the Parties herein described and agreed to be performed subsequent to the termination of this Agreement, including but not limited to obligations respecting confidentiality and indemnification, shall survive the termination of this Agreement.

22.	Successors and Assigns. This Agreement shall be binding on the parties, and on their successors and assigns, without regard to whether it is expressly acknowledged in any instrument of succession or assignment. However, Company may only assign its responsibilities under this Agreement with Association’s prior written approval as provided in Section 18.

23.	Entire Agreement. This Agreement, including any attachments, if applicable, and any other documents and agreements contemplated herein, constitute the entire agreement between the Parties with regard to the subject matter. This Agreement supersedes all previous agreements between or among the Parties respecting such, and there are no other agreements or understandings between or among the Parties other than as set forth herein.

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24.	Amendment. No amendment, alteration, modification of or addition to this Agreement, and no waiver of rights or remedies hereunder, shall be valid or binding unless expressed in writing and signed by the Party to be bound thereby.

25.	Compliance with Anti-discrimination Laws and Policies. Company states that it is its practice to adhere to all applicable federal, state and local laws relating to discrimination in the workplace and Company does not have any rule or policy that automatically excludes a person with diabetes from employment in any position with Company.

26.	Notice: All written notices required to be given pursuant to the terms set forth in this Agreement shall be deemed given on the day notice is either delivered personally, or by fax or overnight or certified delivery or deposited in the mail addressed as specified below:

If to the American Diabetes Association:

Address: 2451 Crystal Drive, Suite 900

Arlington, VA 22202

Email:

Attn: Daryl Hayes, Corporate Development Officer

Attn: Jonathan Webb, Vice President,

Corporate Alliances (cc)

Attn: Sean McDonough, Vice President and General Counsel, Legal Affairs (cc)

If to Freeze Tag, Inc. Address: 17200 Bray Central Drive McKinney, TX 75069 Email: Fax: Attn: Craig Holland, CEO

27.	Governing Law: This Agreement is subject to and shall be construed in accordance with the laws of the Commonwealth of Virginia with jurisdiction and venue in federal and Virginia courts in Alexandria and Arlington, Virginia. If any terms of this Agreement are invalid or unenforceable under any statute, regulation, ordinance, executive order or other rule or law, such term shall be deemed reformed or deleted only to the extent necessary to comply with such statute, regulation, ordinance order or rule, and the remaining provisions of this Agreement shall remain in full force and effect.

Signatures:

American Diabetes Association	Freeze Tag, Inc.

By:	By:
Name	Name
Title	Title
Date	Date

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ATTACHMENT A

ACKNOWLEDGEMENT OF SUPPORT

The following outlines the type of acknowledgment that has been agreed upon by the Company and the Association and describes the appropriate recognition of support, in accordance with the Internal Revenue Code. (All advertising, promotional and educational materials, with the Association marks, are subject to the Association’s advance review and approval.)

Products/Brand covered by this Agreement: Freeze Tag App Products, ZeeTour App

Sponsorship Type: National Get Fit Don’t Sit DayTM Sponsor

As a National Sponsor, Company shall participate in and receive recognition for the following activities, for the Term, as agreed upon by Company and the Association. The Association shall review with Company on a semi-annual basis the recognition of Company’s participation in the activities outlined below.

Use of Association Intellectual Property- Association Name and Logo (“Association Mark”):

The Association hereby grants Company the right to use the Association Name and Logo (“the Association Marks”) on educational, promotional and or advertising materials throughout the Term (see Attachment “B”). All materials containing the Association Marks are subject to advance review and written approval by the Association and Company acknowledges that the Association is the final arbiter in determining whether or not its Marks are suitable to appear on materials. Any display of Association Mark must be accompanied by one of the following relationship statements:

a.	“Freeze Tag is a national sponsor of Get Fit Don’t Sit DayTM, a wellness engagement day of American Diabetes Association®”

b.	“Freeze Tag is a national sponsor of American Diabetes Association®”

A. 2018 National Get Fit Don’t Sit DayTM

National Get Fit Don’t Sit DayTM, (NGFDS) May 2, 2018 is the Association’s high-profile wellness day that brings a message around physical activity into the workplace; it is designed to bring awareness about the importance of getting up and moving throughout the day. As a sponsor of the 2018 NGFDS Day event, Company shall include:

i. E-Toolkit

E-toolkit shall include cobranded assets which can be downloaded by participating companies and organizations. Cobranded assets include:

•	Cobranded cover
•	Print Ad/Poster

o	Field Toolkit: Template campaign materials leveraged by field staff to customize for local area. Logo is included on:

•	Cobranded cover
•	Print Ad/Poster

•	Association shall provide Freeze Tag with customized social media messaging that can be used to promote the company’s role in the campaign (estimated timeline March).

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ii. Association Channels:

Company shall receive recognition in the following Association Channels:

Website

Company logo shall be prominently featured on the campaign landing page for National Get Fit Don’t Sit Day.

Media and Public Relations

Company shall be acknowledged as a national sponsor in the Association’s press release announcing the third annual National Get Fit Don’t Sit Day.

Association Consumer E-News

Company shall be recognized as a sponsor of National Get Fit Don’t Sit Day content featured in Consumer e-newsletters – Stop Diabetes® and Living with Type 2 Diabetes

Email Marketing

Company shall be recognized as a national campaign sponsor in one (1) to two (2) email announcements, to the Association’s corporate lists and to our engaged consumer base. Corporate lists include current Association sponsors and wellness-minded companies who have engaged in past wellness day initiatives.

Social Media

Association shall leverage its social media channels to engage participants in National Get Fit Don’t Sit Day:

•	The Association will mention/tag Freeze Tag in posts announcing National Get Fit Don’t Sit Day on May 2.
•	The Association will also share/retweet up to three (3) social media posts on Facebook, Twitter and Instagram—one before National Get Fit Don’t Sit Day, one on May 2 and one after the campaign.

Internal Communications

Company shall be mentioned as the national sponsor of National Get Fit Don’t Sit Day in all internal communications to Association staff, including but not limited to Notable News and ADA News.

B. Company Pin Pad/POS Donation Campaign for Tour de Cure® and Step Out (2018-2019)

In 2018 Company shall commit to developing a customized version of its ZeeTour app to support Tour de Cure® and Step Out Walk to Stop Diabetes® events across the US. By way of the ZeeTour app, Company agrees to ask their customers to participate in a voluntary pin pad/POS donation campaign to support the Association’s events. The pin pad campaign donation levels are to be mutually determined by Company and Association. (See Attachment “C” for volunteer donations guidelines)

Company shall provide all tracking reports to Association which shall include total participants and funds raised through the pin pad/POS campaign per event site for the duration of the Term. For the purposes of this Agreement, funds raised through the pin pad/POS donation campaign shall be applied towards Company’s total sponsorship of $150,000 for the Term.

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Company and Association shall collaborate to:

•	Strategically identify markets in 2018 to act as test sites for implementation

•	Identify number of events both Tour and Step Out prior to 2019 Tour season

•	Develop a marketing strategy prior to implementation

C. Association Media Channels: Promotions That Give Back

The Association shall leverage its Promotions That Give Back website and e-news to help raise awareness about Company’s Cause Promotion and national support.

a.	Promotions That Give Back webpage
Description: 3-4 lines that outline the relationship with Association and co-venture arrangement (% of every purchase of in store apps goes to Association)

b.	Promotions That Give Back e-Newsletter
Audience: Shoppers and purchasers from Association (ShopD.org website), DiabetesForecast e-news subscribers, excludes donors in December.

Circulation: 510,000; Frequency: Quarterly.

Description: Photo/graphic, headline, and 20-25 word blurb with link to Promotions That Give Back webpage.

A final schedule determining the dates and activities shall be mutually agreed to by the parties.

D. Additional Rights and Benefits

The Association agrees to provide the following additional rights and benefits:

•	Explore additional opportunities to be presented throughout the duration of this agreement

•	If requested, a quote from the Association for Company to use in a press release(s)

•	Recognition on the “Corporate Supporter - National Sponsors” web pages of diabetes.org that includes a paragraph describing Company’s relationship and commitment to the Association

•	Opportunity to work with Association local market offices to encourage awareness for Company’s support, which may include but is not limited to engaging in Company’s social media posts via Facebook or Twitter, where appropriate

•	Single account executive for all Association-related communications

•	Strategy meeting(s) with account executive to guide relationship or as needed

•	Monthly report detailing results/status of commitment, fifteen (15) to thirty (30) days post activation and following the conclusion of the Agreement

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E. Relationship Structure & Payment Schedule

Company agrees to pay to the Association the cash rights fee in the amount of $150,000 for this Sponsorship Agreement.

Payments to Association shall be payable according to the following schedule:

Year 1 – Due: December 31, 2018 - $50,000

Year 2 – Due: December 31, 2019 - $75,000

Remaining Balance Due: March 30, 2020 - $25,000

Signatures:

American Diabetes Association	Freeze Tag, Inc.

By:	By:
Name	Name
Title	Title
Date	Date

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ATTACHMENT B

Use of the Association’s Marks

Any use of the Association’s Marks requires the review and approval of the Association. Any modification to taglines or to the ‘locked up’ imagery (Association brand and Cause brand) also requires review and written approval by the Association to ensure that with any modification, there is prominent proximity between the brands.

Approved Association Cause or Activity Marks: “American Diabetes Association Stop Diabetes®” and “Tour de Cure®” and “Tour de Cure ‘year’®” – as logos change, attachments shall be added to this contract

PROMOTIONAL SUPPORTER

NATIONAL SPONSOR Get Fit Don’t Sit Day®

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ATTACHMENT C

CAUSE MARKETING COMPLIANCE GUIDELINES

DONATION AT CHECKOUT

a.	Definition Invitation to consumer to make a voluntary donation, separate and apart from the purchase price of any product or service.

b.	Legal Requirements The company must not either: (a) keep any of the donated money, or (b) be compensated in any way by the Association. A signed contract between the company and the Association is required. Check with the Legal Department.

c.	Tracking Funds. A reliable system must be implemented to keep track of all consumer donations and to assure that 100% of the donated funds are delivered to the Association on a regular and timely basis.

d.	Disclosures Several states have special disclosure requirements when consumers are asked to make donations. Check with Company Legal Department for required disclosures.

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